Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. of OceanFirst Financial Corp listed below, of our reports dated March 11, 2016, relating to the consolidated financial statements of Ocean Shore Holding Co. and the effectiveness of Ocean Shore Holding Co’s internal control over financial reporting (not presented herein) for the year ended December 31, 2015 appearing in this Current Report on Form 8-K of Ocean First Financial Corp.

Registration Statement Nos. of OceanFirst Financial Corp:

No. 333-213487 on Form S-3,

No. 333-177243 on Form S-8,

No. 333-141746 on Form S-8,

No. 333-42088 on Form S-8, and

Post-Effective Amendment No. 1 to Registration Statement No. 333-209590 on Form S-8 to Registration Statement on Form S-4.

/s/ Deloitte & Touche LLP

Philadelphia, PA

September 14, 2016